Exhibit 99.3

EXECUTION VERSION

$13,000,000,000

BRIDGE CREDIT AGREEMENT

July 30, 2015

among

AETNA INC.,

 as Borrower,

The Lenders Listed Herein

and

CITIBANK, N.A.,

as Administrative Agent

UBS SECURITIES LLC,

as Syndication Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

 Credit Suisse AG, Cayman Islands Branch,

 as Documentation Agents

CITIGROUP GLOBAL MARKETS INC.

 and

 UBS SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

 i

TABLE OF CONTENTS *

_______________
            * The Table of Contents is not a part of this Agreement.

Schedules and Exhibits

Schedule 2.01	-	Commitments
Exhibit A	-	Form of Note
Exhibit B	-	Form of Assignment and Assumption
Exhibit C-1	-	Opinion of William C. Baskin III, Esq.
Exhibit C-2	-	Opinion of Davis Polk & Wardwell LLP
Exhibit C-3	-	Opinion of Drinker Biddle & Reath LLP
Exhibit D	-	Form of Solvency Certificate

BRIDGE CREDIT AGREEMENT dated as of July 30, 2015, among AETNA INC., the LENDERS listed on the signature pages hereof or from time to time party hereto and CITIBANK, N.A., as administrative agent.

Pursuant to the Merger Agreement (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I), the Borrower has agreed to acquire all the issued and outstanding equity interests in the Acquired Company for consideration consisting of shares of the Borrower’s common stock and cash. In that connection, the Borrower has requested that the Lenders extend credit to the Borrower in the form of Loans in Dollars in an aggregate principal amount not in excess of $13,000,000,000. The proceeds of the Loans will be used by the Borrower on the Closing Date to pay a portion of the cash consideration payable under the Merger Agreement and to pay fees and expenses incurred in connection with the Transactions.

The Lenders are willing to make the Loans upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Acquired Business” means the Acquired Company together with its Subsidiaries.

“Acquired Company” means Humana Inc., a Delaware corporation.

“Acquired Company Merger Agreement Representations” means the representations and warranties made by or with respect to the Acquired Business in the Merger Agreement that are material to the interests of the Lenders.

“Acquired Company’s Disclosure Documents” means (a) the Acquired Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the period ended December 31, 2014; (b) the Acquired Company’s Quarterly Report on Form 10-Q for each of the periods ended March 31, 2015 and June 30, 2015; and (c)  the Acquired Company’s Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission after the filing of the Acquired Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the period ended December 31, 2014, and on or before the date hereof.

“Adjusted Consolidated Capitalization” means, as of any date, the sum of (i) Total Debt as of such date and (ii) Adjusted Consolidated Net Worth as of such date.

“Adjusted Consolidated Net Worth” means at any date, the total consolidated shareholders’ equity of the Borrower determined as of such date in accordance with GAAP, adjusted to exclude (i) any adjustment recorded to reflect the overfunded or underfunded status of the Borrower’s defined benefit pension and other postretirement plans in accordance with ASC 715 and (ii) any net unrealized capital gains and losses.

“Administrative Questionnaire” means, with respect to each Lender, the administrative questionnaire in the form submitted to such Lender by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Lender.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means Citibank, N.A. in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Anti-Corruption Laws” means laws, rules, and regulations of any jurisdiction concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Citigroup Global Markets Inc. and UBS Securities LLC, in their capacities as the joint lead arrangers and joint bookrunners for the Commitments and the Loans.

“ASC 715” means Accounting Standards Codification No. 715, “Compensation-Retirement Benefits” issued by the Financial Accounting Standards Board of the Financial Accounting Foundation in July 2009, as amended or succeeded by subsequent pronouncements, if applicable.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Agent, in the form of Exhibit B or any other form approved by the Agent.

“ASU Topic 840” means Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day and (iii) the sum of 1% plus the London Interbank Offered Rate on such day (or if such day is not a Euro-Dollar Business Day, the immediately preceding Euro-Dollar Business Day) for a deposit in Dollars with a maturity of one month. Solely for purposes of clause (iii) above and the penultimate sentence of this definition of Base Rate, the London Interbank Offered Rate on any day means the Screen Rate (or Interpolated Screen Rate if no Screen Rate shall be available at such time on a particular Euro-Dollar Business Day) (rounded upwards, if necessary, to the nearest 1/100 of 1%) at 11:00 A.M. (London time) on such day, or if such day is not a Euro-Dollar Business Day, on the immediately preceding Euro-Dollar Business Day, for a period equal to one month. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the London Interbank Offered Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the London Interbank Offered Rate. Notwithstanding the foregoing, at any time when the Base Rate would otherwise be less than zero, the Base Rate shall instead be deemed for all purposes of this Agreement to be zero.

“Base Rate Loan” means (i) a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or a Notice of Interest Rate Election or the provisions of Article VIII or (ii) an overdue amount which was a Base Rate Loan immediately before it became overdue.

“Base Rate Margin” has the meaning set forth in Section SECTION 2.07(a).

“Borrower” means Aetna Inc., a Pennsylvania corporation, and its successors.

“Borrowing” means a borrowing hereunder consisting of Loans made to the Borrower at the same time by the Lenders pursuant to Article II. A Borrowing is a “Base Rate Borrowing” if such Loans are Base Rate Loans and a “Euro-Dollar Borrowing” if such Loans are Euro-Dollar Loans.

“Bridge Facility” means the credit facility for making Loans described in Section 2.01 hereof.

“Closing Date” means a date, on or after the Effective Date but not after the Commitment Termination Date, on which the conditions specified in Section 3.02 are satisfied (or waived in accordance with Section 9.04) and the Merger is consummated.

“Commercial Paper Issuance” means an issuance by the Borrower of commercial paper to provide funds to pay all or any portion of the cash portion of the consideration payable under the Merger Agreement, all or any portion of the fees and expenses incurred in connection with the Transactions and/or to refinance all or any portion of the Loans.

“Commitment” means, with respect to each Lender, the amount set forth opposite the name of such Lender on Schedule 2.01 hereto, as such amount may be terminated or reduced from time to time pursuant to Section 2.06, terminated pursuant to Section 8.07 or changed pursuant to Section 8.06 or 9.05.

“Commitment Letter” means the Commitment Letter dated the Signing Date, among the Borrower, Citigroup Global Markets Inc., UBS AG, Stamford Branch and UBS Securities LLC.

“Commitment Reduction/Prepayment Event” means:

(a) any Senior Notes Issuance, Commercial Paper Issuance or Debt Incurrence;

(b) any Equity Issuance; and

(c) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction or by way of any merger or consolidation) of any asset of the Borrower or any of its Subsidiaries, including any issuance or sale of Equity Interests in any Subsidiary to a Person other than the Borrower or any of its Subsidiaries, but excluding (A) dispositions of assets in the ordinary course of business (including ordinary course sales of investments in the investment portfolios of the Borrower and its Subsidiaries and securities lending arrangements and repurchase agreements) and (B) dispositions by Subsidiaries that are regulated insurance subsidiaries to the extent that, notwithstanding the use of commercially reasonable efforts by the Borrower and such Subsidiaries, regulatory approvals required for the upstreaming of the proceeds of such dispositions to the Borrower cannot be obtained.

“Commitment Termination Date” means the earliest of (x) the termination of all Commitments pursuant to Section 2.06 hereof, (y) the termination of the Merger Agreement and (z) June 30, 2016 or, if the End Date (as defined in the Merger Agreement as in effect on the Signing Date) shall have been extended to a later date as provided in Section 10.01(b)(i) of the Merger Agreement (as in effect as of the date hereof), such later date (but in any event not later than December 31, 2016).

“Company Disclosure Schedule” has the meaning assigned to such term in the Merger Agreement as in effect on the Signing Date.

“Company Material Adverse Effect” has the meaning assigned to such term in the Merger Agreement as in effect on the Signing Date.

“Consolidated Subsidiary” means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements in accordance with GAAP if such statements were prepared as of such date.

“Continuing Director” means, at any time, a director who (i) was a director of the Borrower on the Effective Date or (ii) was nominated or elected as a director by vote of a majority of the persons who were Continuing Directors at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Incurrence” means any incurrence of indebtedness for borrowed money by the Borrower or any of its Subsidiaries, whether pursuant to a public offering or a Rule 144A or other private placement of debt securities (including debt securities convertible into equity securities) or an incurrence of loans under any loan or credit facility, other than (a) indebtedness under the Existing Credit Agreement in an amount not greater than the commitments thereunder in effect on the Signing Date, plus up to an additional $1,000,000,000 in the aggregate (including through an amendment or an amendment and restatement of the Existing Credit Agreement); (b) indebtedness owed by the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries, (c) refinancings of the Borrower’s Existing 2017 Notes, (d) issuances of commercial paper (other than, for the avoidance of doubt, the Commercial Paper Issuance), (e) capital leases, (f) purchase money indebtedness incurred in the ordinary course of business of the Borrower and its Subsidiaries, (g) facilities of foreign Subsidiaries of the Borrower for working capital purposes in an aggregate principal amount of up to $25,000,000, (h) indebtedness under overdraft facilities, (i) obligations in connection with repurchase agreements and/or securities lending arrangements, (j) indebtedness incurred under any term loan facility (other than up to $3,200,000,000 under the Term Facility) that reduces Commitments pursuant to Section 2.06(e) and (k) other indebtedness in an aggregate principal amount not to exceed $100,000,000.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that: (a) has failed, within two Domestic Business Days of the date required to be funded or paid, (i) to fund any portion of any of its Loans or (ii) to pay to the Agent or any Lender any other amount required to be paid by such Lender hereunder; (b) has notified the Borrower, the Agent or any Lender in writing, or has made a public statement to the effect, that such Lender does not intend or expect to comply with (i) any one or more of its funding obligations under this Agreement or (ii) its funding obligations generally under other syndicated credit agreements in which it commits to extend credit; (c) has failed, within three Domestic Business Days after request by the Borrower or the Agent to provide a certification in writing from an authorized officer of such Lender that such Lender will comply with its obligations (and, as of the date of such certificate, is financially able to meet such obligations) to fund prospective Loans, provided that such Lender shall cease to be a

Defaulting Lender pursuant to this clause (c) upon the receipt by such requesting Person and the Agent of such certification in form and substance reasonably satisfactory to the Borrower and the Agent; or (d) has become, or is a Subsidiary of any parent company that has become, the subject of a Bankruptcy Event.

“Disclosure Documents” means (a) the Company Disclosure Schedule; (b) the Confidential Information Memorandum dated July 2015 previously delivered to the Lenders; (c) the Borrower’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the period ended December 31, 2014; (d) the Borrower’s Quarterly Reports on Form 10-Q for the period ended March 31, 2015; and (e)  the Borrower’s Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission on or before the date hereof.

“Documents” shall have the meaning set forth in Section 9.03(b).

“Dollars” and the sign “$” mean lawful currency of the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equity Issuance” means any issuance of Equity Interests by the Borrower, whether pursuant to a public offering or in a Rule 144A or other private placement, other than (a) issuances pursuant to employee and/or director stock plans or employee and/or director compensation plans and (b) the issuance of common stock, options, units and/or other Equity Interests of the Borrower to shareholders, directors and/or employees of the Acquired Company as provided in the Merger Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Lender, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or Affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.

“Euro-Dollar Loan” means (i) a Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or a Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

“Euro-Dollar Margin” has the meaning set forth in Section 2.07(b).

“Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.07(b) on the basis of the London Interbank Offered Rate.

“Euro-Dollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion Dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

“Event of Default” has the meaning set forth in Section 6.01.

“Existing Credit Agreement” means the Amended and Restated Five-Year Credit Agreement dated as of March 27, 2012 (as amended from time to time, including pursuant to the First Amendment dated as of September 24, 2012, pursuant to the Second Amendment dated as of March 2, 2015 and pursuant to the Third Amendment dated as of the date hereof), among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing 2017 Notes” means, collectively, the Borrower’s 5.95% Senior Notes due March 15, 2017, 1.75% Senior Notes due May 15, 2017 and 1.50% Senior Notes due November 15, 2017.

“Existing Notes” means, collectively, the Borrower’s senior notes outstanding on the Effective Date, limited to the Existing 2017 Notes, its 2.2% Senior Notes due 2019, its 3.95% Senior Notes due 2020, its 5.45% Senior Notes due 2021, its 4.125% Senior Notes due 2021, its 2.75% Senior Notes due 2022, its 3.5% Senior Notes due 2024, its 6.625% Senior Notes due 2036, its 6.75% Senior Notes due 2037, its 4.5% Senior Notes due 2042, its 4.125% Senior Notes due 2042 and its 4.75% Senior Notes due 2044.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code inclusive, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into to implement such Sections of the Internal Revenue Code, and any laws, rules and/or practices adopted by a non-U.S. jurisdiction to effect any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Citibank, N.A. on such day on such transactions as calculated by Citibank, N.A., such calculation to be supplied to the Borrower upon the Borrower’s request.

“Financial Institutions” means the financial institutions engaged by the Borrower in connection with the Senior Notes Issuance.

“Fitch” means Fitch Ratings, Inc.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the European Union, the European Central Bank, the Bank for International Settlements, the Basel Committee on Banking Supervision or any supra-national body exercising such powers or functions of government).

“Group of Loans” or “Group” means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Loans which are Euro-Dollar Loans having the same Interest Period at such time; provided that, if Loans of any particular Lender are converted to or made as Base Rate Loans pursuant to Article VIII, such Loans shall be included in the same Group or Groups of Loans from time to time as they would have been in if they had not been so converted or made.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, including pursuant to any “synthetic” lease arrangement, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all obligations of such Person as an account party to reimburse amounts drawn under any letter of credit or letter of guaranty that constituted Indebtedness of such Person under clause (f) above prior to drawing thereunder and (h) all obligations of such Person in respect of leases required to be accounted for as capital leases under GAAP; provided that any obligations of such Person in connection with repurchase agreements and/or securities lending arrangements shall not constitute Indebtedness.

“Indemnified Persons” has the meaning set forth in Section 9.03(b).

“Interest Period” means:

(a) with respect to each Base Rate Loan, the period commencing on the date of such Loan and ending on the next succeeding Quarterly Date; provided that any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date;

(b) with respect to each Euro-Dollar Loan, a period commencing on the date of Borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable Notice; provided that:

(i) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall, subject to clause (b)(iii) below, be extended to the next succeeding Euro-Dollar Business Day;

(ii) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (b)(iii) below, end on the last Euro-Dollar Business Day of a calendar month; and

(iii) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Interpolated Screen Rate” means, with respect to any Euro-Dollar Loan for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case at approximately 11:00 a.m., London time, two Euro-Dollar Business Days before the first day of such Interest Period.

“Lender” means the Persons listed on Schedule 2.01 who are parties to this Agreement and any other Person that shall have become a party hereto pursuant to Section 8.06 or pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption or Section 8.06 or Section 8.07.

“Level I Period” means any period during which any long-term Senior Unsecured Debt of the Borrower has ratings that are better than or equal to at least two of the following three ratings: (i) A+ by S&P and/or (ii) A1 by Moody’s and/or (iii) A+ by Fitch; provided that if S&P or Moody’s or Fitch changes its rating system after the date hereof, the new rating of such rating agency that most closely corresponds to the level specified above for such rating agency shall be substituted for such level.

“Level II Period” means any period (other than a Level I Period) during which any long-term Senior Unsecured Debt of the Borrower has ratings that are better than or equal to at least two of the following three ratings: (i) A by S&P and/or (ii) A2 by Moody’s and/or (iii) A by Fitch; provided that if S&P or Moody’s or Fitch changes its rating system after the date hereof, the new rating of such rating agency that most closely corresponds to the level specified above for such rating agency shall be substituted for such level.

“Level III Period” means any period (other than a Level I Period or a Level II Period) during which any long-term Senior Unsecured Debt of the Borrower has ratings that are better than or equal to at least two of the following three ratings: (i) A- by S&P and/or (ii) A3 by Moody’s and/or (iii) A- by Fitch; provided that if S&P or Moody’s or Fitch changes its rating system after the date hereof, the new rating of such rating agency that most closely corresponds to the level specified above for such rating agency shall be substituted for such level.

“Level IV Period” means any period (other than a Level I Period, a Level II Period or a Level III Period) during which any long-term Senior Unsecured Debt of the Borrower has ratings that are better than or equal to at least two of the following three ratings: (i) BBB+ by S&P and/or (ii) Baa1 by Moody’s and/or (iii) BBB+ by Fitch; provided that if S&P or Moody’s or Fitch changes its rating system after the date hereof, the new rating of such rating agency that most closely corresponds to the level specified above for such rating agency shall be substituted for such level.

“Level V Period” means any period other than a Level I Period, Level II Period, Level III Period or Level IV Period.

“Leverage Ratio” means, as of any date, the ratio of (a) Total Debt as of such date to (b) Adjusted Consolidated Capitalization as of such date.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset.

“Loan” means a Base Rate Loan or a Euro-Dollar Loan and “Loans” means any combination of the foregoing.

“London Interbank Offered Rate” has the meaning set forth in Section 2.07(b).

“Material Indebtedness” means indebtedness for borrowed money having an outstanding principal amount of $100,000,000 (or its equivalent in any other currency) or more.

“Material Subsidiary” means a Consolidated Subsidiary of the Borrower that, as of the time of determination of whether such Consolidated Subsidiary is a “Material Subsidiary”, accounted on a consolidated basis for 10% or more of the total assets of the Borrower and its Consolidated Subsidiaries (i) as of June 30, 2015, or, thereafter, (ii) as of the most recent date for which a consolidated balance sheet of the Borrower has been delivered to the Agent pursuant to Section 5.01(a) or (b); provided that, for purposes of Article VI, if any event or combination of events described in Sections 6.01(g) and 6.01(h) occur with respect to any one or more Consolidated Subsidiaries that are not Material Subsidiaries but in the aggregate would constitute a Material Subsidiary if such Consolidated Subsidiaries constituted a single Consolidated Subsidiary, then such Consolidated Subsidiaries shall be deemed collectively to constitute a Material Subsidiary for purposes of such Sections.

“Maturity Date” means the day that is 364 days after the Closing Date or, if such day is not a Domestic Business Day, the Domestic Business Day immediately preceding such day.

“Merger” means the merger of Merger Subsidiary I with and into the Acquired Company in accordance with the General Corporation Law of the State of Delaware, whereupon the separate existence of Merger Subsidiary I shall cease and the Acquired Company shall be the surviving corporation.

“Merger Agreement” means the Agreement and Plan of Merger dated as of the Signing Date, among the Borrower, Merger Subsidiary I, Merger Subsidiary II and the Acquired Company, together with all schedules, exhibits and disclosure letters related thereto. References herein to the Merger Agreement shall be deemed, except as otherwise provided herein, to mean the Merger Agreement as amended from time to time as permitted hereunder.

“Merger Subsidiary I” means Echo Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of the Borrower.

“Merger Subsidiary II” means Echo Merger Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Borrower.

“MNPI” means material non-public information concerning the Borrower and its Subsidiaries or the respective securities of any of the foregoing.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses paid in connection with such event by the Borrower and its Subsidiaries to third parties, (ii) in the case of a sale, transfer, lease or other disposition of an asset, the amount of all payments required to be made by the Borrower and its Subsidiaries as a result of such event to repay Indebtedness secured by such asset, (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and its Subsidiaries, and (iv) the amount of any reserves established by the Borrower and its Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next two succeeding years and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the Borrower). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iv) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.09.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Other Taxes” has the meaning set forth in Section 8.04(a).

“Participant” has the meaning set forth in Section 9.05(e).

“Participant Register” has the meaning set forth in Section 9.05(e).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is either (i) maintained by a member of the ERISA Group for employees of a member of the ERISA Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Platform” has the meaning set forth in Section 9.01(d).

“Prime Rate” means the rate of interest publicly announced by Citibank, N.A. from time to time as its Prime Rate; provided that the Prime Rate shall not be less than 0.0%.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Projections” has the meaning set forth in Section 4.09.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Qualifying Term Loan Facility” means a term loan facility with lenders reasonably acceptable to the Borrower, the proceeds of which will be applied to pay a portion of the cash consideration payable under the Merger Agreement, the fees and expenses incurred in connection with the Transactions and/or to refinance the Loans made hereunder and which is subject to conditions precedent to funding and limitations on assignments prior to the Closing Date that are no less favorable to the Borrower than the conditions precedent to the funding of the Bridge Facility and the limitations on assignments prior to the Closing Date set forth herein, as determined by the Borrower.

“Quarterly Date” means the last Domestic Business Day of each March, June, September and December.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder (other than a Reportable Event as to which the 30-day notice requirement has been waived by applicable regulation) with respect to a Plan (other than a Plan maintained by a member of an applicable ERISA Group that is considered a member of such ERISA Group only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code).

“Required Lenders” means at any time Lenders having (a) prior to the borrowing of the Loans on the Closing Date, at least 51% of the aggregate amount of the Commitments, and (b) after the borrowing of the Loans on the Closing Date, Lenders having at least 51% of the aggregate amount of the outstanding Loans.

“Responsible Financial Officer” means chief financial officer, treasurer, chief accounting officer or senior corporate finance officer.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment or distribution (whether in cash, securities or other property) on account of the purchase, redemption, retirement, exchange, conversion or cancelation of, or any other return of capital with respect to, any Equity Interests in the Borrower.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced by OFAC or the U.S. Department of State.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions. As of the date of this Agreement, the Sanctioned Countries are Crimea, Cuba, Iran, North Korea, Sudan and Syria.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more by any Person or Persons included in clause (a).

“Senior Notes Issuance” means the contemplated issuance by the Borrower of one or more series of its senior notes pursuant to one or more registered public offerings or Rule 144A or other private placements to provide funds to pay the cash portion of the consideration payable under the Merger Agreement, the fees and expenses incurred in connection with the Transactions and/or to refinance the Loans made hereunder.

“Senior Unsecured Debt” means indebtedness for borrowed money that is not subordinated to any other indebtedness for borrowed money and is not secured or supported by a guarantee, letter of credit or other form of credit enhancement.

“Signing Date” means July 2, 2015.

“Specified Representations” means the representations and warranties set forth in clause (i) of the first sentence of Section 4.01, Sections 4.02(a), (b), (d)(i), (d)(iii) and (d)(iv) (in each case solely as the representation in Section 4.02 relates to the execution, delivery and performance by the Borrower of this Agreement), 4.03, 4.08, 4.11, 4.12 and 4.13, but only insofar as they relate to the Borrower and its Subsidiaries (other than the Acquired Company and its subsidiaries).

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Substitute Lender” has the meaning set forth in Section 8.06.

“Tax Event” has the meaning set forth in Section 8.04(h).

“Taxes” has the meaning set forth in Section 8.04(a).

“Term Credit Agreement” means that certain $3,200,000,000 Term Credit Agreement, dated as of the date hereof, among the Borrower, Citibank, N.A., as the administrative agent, and the lenders party thereto.

“Term Facility” means the senior unsecured term loan facility made available under the Term Credit Agreement.

“Total Debt” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and its Consolidated Subsidiaries as of such date (whether or not such Indebtedness would be reflected on a consolidated balance sheet prepared as of such date in accordance with GAAP), determined on a consolidated basis, provided that prior to the Closing Date, Total Debt shall exclude the amount of any Indebtedness issued or incurred by the Borrower or any of its Consolidated Subsidiaries to finance the Transactions so long as either (A) the net proceeds of such Indebtedness are set aside to finance the Transactions or (B) such Indebtedness is subject to mandatory redemption in the event that the Merger Agreement is terminated or expires.

“Transactions” means the Merger, the execution, delivery and performance by the Borrower of this Agreement, the borrowings hereunder, the other financing transactions related to the Merger and the payment of fees and expenses incurred in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the London Interbank Offered Rate or the Base Rate.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended or reauthorized from time to time.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall, except as otherwise provided herein, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower delivered to the Lenders; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change in GAAP shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Without limiting the foregoing, for purposes of determining compliance with any provision of this Agreement and any related definitions (including, for the avoidance of doubt, for the purpose of the definitions of “Indebtedness” and “Adjusted Consolidated Net Worth”), the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in GAAP that becomes effective on or after the Effective Date that would require operating leases to be treated similarly to capital leases, including as a result of the implementation of proposed ASU Topic 840, or any successor or similar proposal.

SECTION 1.04. Incorporation of Certain Provisions. Notwithstanding any other provision of this Agreement, in the event that, on or after the date of this Agreement, definitive documentation governing any new syndicated credit facility of the Borrower becomes effective and contains, or the Existing Credit Agreement is amended, supplemented or otherwise modified to contain, any covenant or event of default that is more restrictive than the corresponding covenant or Event of Default in this Agreement, or that does not correspond to any covenant or Event of Default contained in this Agreement, then this Agreement shall automatically and without further act be amended to incorporate such covenant or event of default, mutatismutandis. The Borrower agrees (a) to provide the Agent with complete and accurate copies of (i) any such definitive documentation and (ii) any amendment, supplement or other modification of the Existing Credit Agreement, in each case promptly upon the execution and delivery thereof, and (b) to execute such documents, agreements or instruments, and to take such other actions, as shall reasonably be requested by the Agent to give effect to this Section.

ARTICLE II

The Credits

SECTION 2.01. Commitments. On the terms and conditions set forth in this Agreement, each Lender severally agrees to lend to the Borrower on the Closing Date, in Dollars such Lender’s pro rata share of the principal amount requested in a Notice of Borrowing pursuant to Section 2.02, not to exceed such Lender’s Commitment. Any Borrowing under this Section 2.01 shall be made from the several Lenders ratably in proportion to their respective Commitments. Amounts repaid or prepaid in respect of Loans may not be reborrowed. Failure by any Lender to make Loans as required under the terms of this Agreement will not relieve any other Lender of its obligations hereunder.

SECTION 2.02. Notice of Borrowing. The Borrower shall give the Agent notice of the Borrowing to be made on the Closing Date (a “Notice of Borrowing”) not later than 10:30 A.M. (New York City time) on (x) the Domestic Business Day immediately preceding the date of such Borrowing, if such Borrowing is to be a Base Rate Borrowing and (y) the third Euro-Dollar Business Day before the date of such Borrowing, if such Borrowing is to be a Euro-Dollar Borrowing, specifying:

(a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing and a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(b) the aggregate amount of such Borrowing,

(c) whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans, and

(d) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

SECTION 2.03. Notice to Lenders; Funding of Loans. (a)  Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Not later than 10:00 A.M. (New York City time) on the Closing Date, each Lender shall make available each Loan to be made by it hereunder, in Federal or other funds immediately available in New York City, to the Agent at its address specified in or pursuant to Section 9.01. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Lenders available to the Borrower at the Agent’s aforesaid address.

(c) Unless the Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available to the Agent on the Closing Date in accordance with Section 2.03(b) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.07 and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

SECTION 2.04. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Agent shall maintain accounts in which it shall record (i) the Commitment of each Lender and the amount of the Loans made hereunder by such Lender, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to Section 2.04(b) shall be evidence of the existence and amounts of the obligations recorded therein and shall be presumptively correct absent demonstrable error; provided that the failure of the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Any Lender may request in writing that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender in the form of Exhibit A. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.05) be represented by one or more Notes in such form payable to the payee named therein.

(e) Each Lender agrees that it will cancel and return to the Borrower all Notes then held by it upon the earlier of (i) the Maturity Date; provided that no Default shall have then occurred and be continuing or (ii) the date there are no Loans outstanding to or accrued interest owing to such Lender.

SECTION 2.05. Maturity of Loans. The Loans of each Lender shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Maturity Date.

SECTION 2.06. Termination or Reduction of Commitments. (a) Unless previously terminated, the Commitment of each Lender shall terminate upon the earlier of (A)  the borrowing of the Loans in accordance with Section 2.01 and (B) 5:00 p.m., New York City time, on the Commitment Termination Date.

(b) The Borrower may, upon at least three Domestic Business Days’ notice to the Agent, terminate the Commitments at any time.

(c) The Borrower may, upon at least three Domestic Business Days’ notice to the Agent, reduce the Commitments from time to time, ratably in accordance with the amounts thereof, by an aggregate amount of $15,000,000 or any larger multiple of $1,000,000. Any such reduction shall be permanent.

(d) In the event and on each occasion that, prior to the termination of the Commitments in accordance with Section 2.06(a) or Section 2.06(b), any Net Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Commitment Reduction/Prepayment Event, (i) the Borrower shall, on the day of such receipt, deliver to the Agent a notice thereof setting forth the nature of such Commitment Reduction/Prepayment Event and the amount of such Net Proceeds (together with a reasonably detailed calculation thereof), and (ii) the Commitments will be automatically and permanently reduced ratably by the amount of such Net Proceeds (or, if less, by the aggregate amount of the Commitments then in effect), such reduction to be effective on the day on which such Net Proceeds are received; provided, that in the case of any Commitment Reduction/Prepayment Event described in clause (c) of the definition of such term, (x) such reduction in Commitments shall only be required in an amount equal to the amount by which the Net Proceeds of all Commitment Reduction/Prepayment Events described in such clause (c) occurring since the Signing Date, exceeds $300,000,000 and (y) if the Borrower shall, in such notice to the Agent, state that the Borrower intends to cause the Net Proceeds from such Commitment Reduction/Prepayment Event (or a portion thereof specified in such notice) to be applied, or committed to be applied, within 180 days after receipt of such Net Proceeds to acquire, construct, improve, upgrade or repair assets (other than cash or cash equivalents) to be used in the business of the Borrower and its Subsidiaries, or to consummate any business acquisition by the Borrower or any of its Subsidiaries, then the amount of the reduction of the Commitments under this Section 2.06(d) on account of such Commitment Reduction/Prepayment Event shall be reduced by the amount of the Net Proceeds specified by the Borrower in such notice as intended to be so reinvested; provided, that if any such Net Proceeds have not been so applied, or committed to be applied under one or more legally binding agreements, by the end of such 180-day period, or if such Net Proceeds shall have been so committed to be applied by the end of such 180-day period but shall not have been so applied within 270 days after they shall have been received, then, not later than the last day of such 180-day period (or such 270-day period, as the case may be), the Borrower shall provide to the Agent written notice thereof and on the first Domestic Business Day following the end of such 180-day (or 270-day) period, the Commitments will be automatically permanently reduced ratably by the amount of such Net Proceeds that have not been so applied (or, if less, by the aggregate amount of the Commitments then in effect).

(e) In the event and on each occasion that, prior to the termination of the Commitments in accordance with Section 2.06(a) or Section 2.06(b), the Borrower or any of its Subsidiaries enters into any term loan facility (other than the Term Facility), the Commitments shall be automatically and permanently reduced ratably in an amount equal to 100% of the committed amount under such term loan facility (or, if less, by an amount equal to the aggregate amount of the Commitments then in effect), such reduction to be effective upon the effectiveness of the definitive documentation for such term loan facility and receipt by the Agent of a notice from the Borrower that such term loan facility constitutes a Qualifying Term Loan Facility.

SECTION 2.07. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due or is prepaid, repaid or converted to a Euro-Dollar Loan, at a rate per annum equal to the sum of the Base Rate Margin plus the Base Rate for such day. Such interest shall be payable for each Interest Period on the earlier of (A) the last day of the Interest Period applicable thereto or (B) the Maturity Date.

The “Base Rate Margin” applicable to any Base Rate Loan outstanding on any day means, subject to the proviso below:

(i) if such day falls within a Level I Period, then 0.000%;

(ii) if such day falls within a Level II Period, then 0.000%;

(iii) if such day falls within a Level III Period, then 0.000%;

(iv) if such day falls within a Level IV Period, then 0.125%; and

(v) if such day falls within a Level V Period, then 0.250%;

provided, that each of the Base Rate Margins set forth above will increase by 0.25% per annum on and at all times after the 90th day following the Closing Date and by an additional 0.25% per annum on and at all times after each 90th day thereafter.

Any overdue principal of and, to the extent permitted by law, overdue interest on any Base Rate Loan and any overdue fees and other amounts (other than principal and interest) owing hereunder shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate Margin plus the Base Rate for such day.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin plus the applicable London Interbank Offered Rate. Such interest shall be payable for each Interest Period on the earliest of (i) the last day thereof, (ii) three months after the initial date thereof and, if such Interest Period is longer than three months, at intervals of three months thereafter or (iii) the Maturity Date.

The “Euro-Dollar Margin” applicable to any Euro-Dollar Loan outstanding on any day means, subject to the proviso below:

(i) if such day falls within a Level I Period, then 0.750%;

(ii) if such day falls within a Level II Period, then 0.875%;

(iii) if such day falls within a Level III Period, then 1.00%;

(iv) if such day falls within a Level IV Period, then 1.125%; and

(v) if such day falls within a Level V Period, then 1.250%;

provided, that each of the Euro-Dollar Margins set forth above will increase by 0.25% per annum on and at all times after the 90th day following the Closing Date and by an additional 0.25% per annum on and at all times after each 90th day thereafter.

The “London Interbank Offered Rate” applicable to any Interest Period means, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Agent from time to time in its reasonable discretion (such applicable rate being called the “Screen Rate”), at approximately 11:00 a.m., London time, two Euro-Dollar Business Days before the first day of such Interest Period. If no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the London Interbank Offered Rate for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the London Interbank Offered Rate for any Interest Period would otherwise be less than zero, the London Interbank Offered Rate for such Interest Period shall be deemed for all purposes of this Agreement to be zero.

(c) Any overdue principal of and, to the extent permitted by law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the Euro-Dollar Margin plus the higher of (i) the London Interbank Offered Rate applicable to such Loan and (ii) the average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than three months as the Agent may select) deposits in Dollars in an amount approximately equal to such overdue payment are offered to Citibank, N.A., in the London interbank market for the applicable period determined as provided above (or, if the circumstances described in Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the Base Rate Margin plus the Base Rate for such day).

(d) The Agent shall determine (in accordance with this Agreement) each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and each of the participating Lenders by facsimile transmission of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

SECTION 2.08. Fees. (a) Commitment Fee. The Borrower shall pay to the Agent for the accounts of the Lenders, ratably in proportion to their Commitments, a commitment fee of 0.10% per annum on the daily amount of the Commitments during the period from and including September 30, 2015, to but excluding the earlier of (x) the Closing Date and (y) the Commitment Termination Date. Accrued commitment fees shall be payable in arrears on each Quarterly Date, on the Closing Date and (if other than the Closing Date) on the Commitment Termination Date, commencing on the first such date to occur after September 30, 2015.

(b) Duration Fee. The Borrower shall pay to the Agent on each of the dates set forth below for the accounts of the Lenders, ratably in proportion to their outstanding Loans, a duration fee equal to the applicable percentage set forth below of the aggregate principal amount of the Loans outstanding on such date:

Date	Duration Fee Percentage
90 days after the Closing Date	0.50%
180 days after the Closing Date	0.75%
270 days after the Closing Date	1.00%

SECTION 2.09. Method of Electing Interest Rates. (a)  The Loans included in each Borrowing shall bear interest initially at the Type of rate specified by the Borrower in the Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the Type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII), as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

(ii) if such Loans are Euro-Dollar Loans, the Borrower may (x) elect to convert such Euro-Dollar Loans to Base Rate Loans as of any Domestic Business Day, (y) elect to convert such Euro-Dollar Loans to Euro-Dollar Loans with an Interest Period different from the then current Interest Period applicable to such Loans as of any Euro-Dollar Business Day or (z) elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period beginning on the last day of the then current Interest Period applicable to such Loans;

provided that, if the Borrower elects to convert any Euro-Dollar Loans to Base Rate Loans or to Euro-Dollar Loans with a different Interest Period, as of any day other than the last day of the then current Interest Period applicable to such Loans, the Borrower shall reimburse each Lender in accordance with Section 2.12.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Agent (i) at least one Domestic Business Day before such notice is to be effective if the relevant Loans are to be converted into Base Rate Loans or (ii) at least three Euro-Dollar Business Days before such conversion or continuation is to be effective if such Loans are to be converted into, or continued as, Euro-Dollar Loans.

A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $15,000,000 or any larger multiple of $1,000,000.

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.09(a);

(iii) whether such Group of Loans (or portion thereof) is to be converted to Base Rate Loans or Euro-Dollar Loans or continued as Euro-Dollar Loans for an additional Interest Period; and

(iv) if such Loans (or portions thereof) are to be converted to or continued as Euro-Dollar Loans, the duration of the Interest Period to be applicable thereto immediately after such conversion or continuation.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to Section 2.09(a), the Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Agent for any Euro-Dollar Loans, such Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto. Notwithstanding any contrary provision hereof, if an Event of Default under clause (g) or (h) of Section 6.01 has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, no Loans may be converted to or continued as Euro-Dollar Loans.

SECTION 2.10. Prepayments. (a) The Borrower may (i) upon at least one Domestic Business Day’s notice to the Agent to be received no later than 10:30 A.M. (New York City time), prepay any Base Rate Loans and (ii) upon at least two Euro-Dollar Business Days’ notice to the Agent, prepay any Euro-Dollar Loans, in whole or in part, in amounts aggregating $15,000,000 or any larger multiple of $1,000,000 in the case of partial prepayments, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the relevant Loans of the several Lenders. Prepayment of a Euro-Dollar Loan on any day other than the last day of an Interest Period applicable thereto shall be subject to Section 2.12.

(b) In the event and on each occasion that, after the making of the Loans hereunder on the Closing Date, any Net Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Commitment Reduction/Prepayment Event, (i) the Borrower shall, on the date of such receipt, deliver to the Agent a notice thereof setting forth the nature of such Commitment Reduction/Prepayment Event and the amount of such Net Proceeds (together with a reasonably detailed calculation thereof) and (ii) within three Domestic Business Days after such Net Proceeds are received, the Borrower shall prepay Loans in an amount equal to such Net Proceeds (or, if less, an amount equal to the aggregate amount of the Loans then outstanding); provided that in the case of any Commitment Reduction/Prepayment Event described in clause (c) of the definition of such term, (x) such prepayment shall only be required in an amount equal to the amount by which the Net Proceeds of all Commitment Reduction/Prepayment Events described in such clause (c) occurring since the Signing Date, exceeds $300,000,000 and (y) if the Borrower shall, in such notice to the Agent, state that the Borrower intends to cause such Net Proceeds from such Commitment Reduction/Prepayment Event (or a portion thereof specified in such notice) to be applied, or committed to be applied, within 180 days after receipt of such Net Proceeds to acquire, construct, improve, upgrade or repair assets (other than cash or cash equivalents) to be used in the business of the Borrower and its Subsidiaries, or to consummate any business acquisition by the Borrower or any of its Subsidiaries, then the amount of the prepayment required to be made under this Section 2.10(b) on account of such Commitment Reduction/Prepayment Event shall be reduced by the amount of the Net Proceeds specified by the Borrower in such notice as intended to be so reinvested; provided, that if any such Net Proceeds have not been so applied, or committed to be applied under one or more legally binding agreements, by the end of such 180-day period, or if such Net Proceeds shall have been so committed to be applied by the end of such 180-day period but shall not have been so applied within 270 days after they shall have been received, then, not later than the last day of such 180-day period (or such 270-day period, as the case may be), the Borrower shall provide to the Agent written notice thereof and on the first Domestic Business Day following the end of such 180-day (or 270-day) period, the Borrower shall prepay Loans in an amount equal to such Net Proceeds that have not been so applied (or, if less, an amount equal to the aggregate amount of the Loans then outstanding).

(c) Upon receipt of a notice of prepayment pursuant to this Section 2.10, the Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment, and such notice shall not thereafter be revocable by the Borrower.

SECTION 2.11. General Provisions as to Payments. (a)  The Borrower shall make each payment of principal of, and interest on, the Loans and fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in its Administrative Questionnaire, without set-off or counterclaim. The Agent will promptly distribute to each Lender its ratable share of each such payment received by the Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, any Base Rate Loans or fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month or falls after the Maturity Date, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.11(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary (as to which the provisions of this Section 2.11(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.12. Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted to a Base Rate Loan (pursuant to Section 2.09, Section 2.10, Article VI or Article VIII) on any day other than the last day of an Interest Period applicable thereto or the end of an applicable period fixed pursuant to Section 2.07(c), or if any Lender assigns any Euro-Dollar Loan as required by Section 8.06 on any day other than the last day of an Interest Period applicable thereto, or if the Borrower fails to borrow or prepay any Euro-Dollar Loan after notice has been given to any Lender in accordance with Section 2.02(a) or Section 2.10, the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including any loss reasonably incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after such payment or conversion or assignment or failure to borrow or prepay; provided that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense with an explanation of the calculation of such loss or expense, which certificate shall be conclusive if made reasonably and in good faith.

SECTION 2.13. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and commitment fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.14. Regulation D Compensation. For each day for which a Lender is required to maintain reserves in respect of either (x) ”Eurocurrency Liabilities” (as defined in all regulations of the Board of Governors of the Federal Reserve System) or (y) any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Agent, in which case such additional interest on the Euro-Dollar Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least five Euro-Dollar Business Days after the giving of such notice and (y) shall notify the Borrower at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due to such Lender under this Section. Such Lender’s notice to the Borrower shall set forth its calculation of such additional interest and such calculation shall be conclusive if made reasonably and in good faith.

SECTION 2.15. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.08(a); and

(b) the Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.04); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall require the consent of such Defaulting Lender in accordance with the terms hereof.

ARTICLE III

Conditions

SECTION 3.01. Effectiveness. This Agreement shall become effective on the date that all of the following conditions shall have been satisfied (or waived in accordance with Section 9.04):

(a) The Agent shall have received from each of the parties hereto either (i) a counterpart hereof signed by such party or (ii) facsimile transmission or other written confirmation, in form satisfactory to the Agent, confirming that a counterpart hereof has been signed by such party.

(b) The Agent shall have received all documents it shall reasonably have requested relating to the existence and good standing of the Borrower and to the Borrower’s corporate power and authority to enter into, borrow under and perform its obligations under this Agreement, all in form and substance satisfactory to the Agent.

(c) The Agent shall have received a certificate of a Responsible Financial Officer of the Borrower either (i) setting forth the Net Proceeds received by the Borrower or any of its Subsidiaries from any Commitment Reduction/Prepayment Events that shall have occurred after the Signing Date, and on or prior to the date hereof or (ii) confirming that no such Net Proceeds have been received.

(d) The Agent shall have received a certificate of a Responsible Financial Officer of the Borrower either (i) setting forth the amount of the commitments under the definitive documentation for any term loan facility that constitutes a Qualifying Term Loan Facility (other than the Term Facility) that shall have become effective after the Signing Date, and on or prior to the date of such certificate or (ii) confirming that no such definitive documentation has become effective.

(e) The Agent shall have received a certificate of a Responsible Financial Officer of the Borrower that the representations and warranties of the Borrower set forth in clause (i) of the first sentence of Section 4.01 and Sections 4.02 (except insofar as the representation in Section 4.02 relates to the consummation of any Transaction other than the execution, delivery and performance by the Borrower of this Agreement), 4.03 and 4.04(a) through 4.04(c) hereof are true and correct in all material respects on, and as of, the Effective Date (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects).

(f) The Agent shall have received the written opinions (addressed to the Agent and the Lenders and dated the date hereof) of each of (i) William C. Baskin III, Esq., counsel to the Borrower, (ii) Davis Polk &Wardwell LLP, special counsel to the Borrower and (iii) Drinker Biddle & Reath LLP, Pennsylvania counsel to the Borrower, in each case given upon the Borrower’s express instructions, substantially in the forms of Exhibits C-1, C-2 and C-3 hereto, respectively.

(g) All fees, reasonable out-of-pocket expenses and other compensation required by the Commitment Letter or the Fee Letter referred to therein to be paid to the Arrangers, the Agent or the Lenders shall have been paid to the extent due and, in the case of expenses, invoiced at least two Domestic Business Days prior to the Effective Date.

(h) The Arrangers shall have received at least three Domestic Business Days prior to the Effective Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act, to the extent requested of the Borrower in writing not fewer than eight Domestic Business Days prior to the Effective Date.

The Agent shall promptly notify the Borrower and the Lenders of the Effective Date and such notice shall be conclusive and binding on all parties hereto.

SECTION 3.02. Closing Date. The obligations of the Lenders to make Loans hereunder are subject to receipt of a Notice of Borrowing in accordance with Section 2.02 and to the satisfaction (or waiver in accordance with Section 9.04) of the following conditions:

(a) This Agreement shall have become effective as provided in Section 3.01.

(b) [Reserved]

(c) The Agent shall have received a certificate signed by the Chief Financial Officer or the Vice President, Finance, of the Borrower, dated the Closing Date, confirming the satisfaction of the conditions set forth in clauses (g), (j), (k) and (n) of this Section 3.02.

(d) The Agent shall have received a solvency certificate signed by the Chief Financial Officer of the Borrower in form attached hereto as Exhibit D.

(e) All fees, reasonable out-of-pocket expenses and other compensation required by the Commitment Letter or the Fee Letter referred to therein to be paid to the Arrangers, the Agent or the Lenders shall have been paid to the extent due and, in the case of expenses, invoiced at least two Domestic Business Days prior to the Closing Date.

(f) The Arrangers shall have received (a) audited consolidated balance sheets and related audited statements of operations, stockholders’ equity and cash flows of the Borrower and the Acquired Company for each of the three fiscal years most recently ended at least 60 days prior to the Closing Date (and the audit reports for such financial statements shall not be subject to any qualification or “going concern” disclosures) and (b) unaudited consolidated balance sheets and related unaudited statements of operations, stockholders’ equity and cash flows of the Borrower and the Acquired Company for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date; provided that the filing of financial statements complying with the foregoing requirements on Form 10-K or Form 10-Q, as the case may be, by the Borrower or the Acquired Company will satisfy the applicable conditions set forth in this Section 3.02(f). The Arrangers and the Lenders acknowledge the receipt of each of the Borrower’s and the Acquired Company’s Form 10-K for the fiscal year ended December 31, 2014, and Form 10-Qs, in the case of the Borrower, for the quarterly period ended March 31, 2015 and, in the case of the Acquired Company, for the each of the quarterly periods ended March 31, 2015 and June 30, 2015 (each of which are deemed to have been delivered by or on behalf of the Borrower).

(g) The Merger shall have been consummated, or substantially concurrently with the funding of the Bridge Facility shall be consummated, in each case pursuant to and on the terms set forth in the Merger Agreement and without giving effect to amendments, supplements, waivers or other modifications to the Merger Agreement (other than waivers by the Acquired Company) that are materially adverse to the Lenders and that have not been approved by the Arrangers (it being understood and agreed that any change to the definition of “Company Material Adverse Effect” in the Merger Agreement and any amendment that extends the End Date beyond December 31, 2016 shall be deemed materially adverse to the Lenders).

(h) [Reserved]

(i) The Acquired Company Merger Agreement Representations shall be true and correct in all material respects (provided that any such Acquired Company Merger Agreement Representations which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) on and as of the Closing Date only to the extent that the Borrower has the right under the Merger Agreement not to consummate the Merger, or to terminate the Borrower’s obligations under the Merger Agreement, as a result of such Acquired Company Merger Agreement Representations not being true and correct, and the Agent shall have received a copy of the certificate delivered by the Acquired Company pursuant to Section 9.02(e) of the Merger Agreement, if such certificate is so delivered.

(j) The Specified Representations shall be true and correct in all material respects on and as of the Closing Date (provided that any such Specified Representations which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects).

(k) No Event of Default referred to in Section 6.01(a), 6.01(b), 6.01(f) (solely as it relates to the Existing Notes or the Existing Credit Agreement), 6.01(g) or

6.01(h) shall have occurred and be continuing or would result from the making of the Loans on the Closing Date.

(l) The Borrower shall have used commercially reasonable efforts to (i) deliver to the Financial Institutions a complete printed preliminary prospectus supplement or preliminary offering memorandum or preliminary private placement memorandum that is suitable for use in a customary road show relating to the Senior Notes Issuance that contains (or incorporates by reference) all financial statements (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for the Borrower or the Acquired Business, as applicable, as provided in Statement on Auditing Standards No. 100) and all pro forma financial statements prepared in accordance with generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X and all other data (including selected financial data), in each case that the Securities and Exchange Commission would require in a registration statement on Form S-3 for a registered offering of the Borrower’s senior notes or that would be necessary for the Financial Institutions to receive customary “comfort” letters (including “negative assurance” comfort letters) from the independent auditors of the Borrower and the Acquired Business) and such disclosure as is necessary for outside counsel of the Borrower to render customary opinions and negative assurance letters, in each case in connection with the Senior Notes Issuance and (ii) if reasonably requested by the Financial Institutions, cause the senior management and representatives of the Borrower to participate in a customary road show for any registered offering or private placement in connection therewith.

(m) On or prior to the Closing Date, the Acquired Company’s existing Second Amended and Restated Credit Agreement dated as of July 9, 2013, as amended, shall have been terminated and all amounts outstanding, accrued or otherwise owing thereunder shall have been paid.

(n) Since the Signing Date, there shall not have occurred any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(o) The Arrangers shall have received at least three Domestic Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act, to the extent requested of the Borrower in writing not fewer than eight Domestic Business Days prior to the Closing Date.

ARTICLE IV

Representations and Warranties

The Borrower represents and warrants as follows (a) in the case of clause (i) of the first sentence of Section 4.01 and Sections 4.02 (except insofar as the representation in Section 4.02 relates to the consummation of any Transaction other than the execution, delivery and performance by the Borrower of this Agreement), 4.03 and

4.04(a) through 4.04(c) below, on and as of the date hereof, and (b) in the case of Sections 4.01 through 4.13 below, on and as of the Closing Date, both before and immediately after giving effect to the Transactions to occur on the Closing Date:

SECTION 4.01. Corporate Existence and Power. The Borrower (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and (ii) has all corporate powers required to carry on its business as now conducted. Each of the Borrower and its Consolidated Subsidiaries has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, the failure to obtain which would, individually or in the aggregate, have a material adverse effect on the Borrower’s ability to perform its obligations hereunder or on the financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole.

SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, and the consummation by the Borrower of the other Transactions, (a) are within its corporate powers, (b) have been (or, in the case of such other Transactions, will by the Closing Date have been) duly authorized by all necessary corporate action, (c) require no action by or in respect of, or advance filing with, any governmental body, agency or official (other than actions or filings that have been, or will when required have been, taken or made) and (d) do not contravene, or constitute a default under, (i) any provision of the certificate of incorporation or by-laws of the Borrower, (ii) any applicable law or regulation or any judgment, injunction, order or decree binding upon the Borrower, (iii) the Existing Credit Agreement or (iv) the Existing Notes.

SECTION 4.03. Binding Effect. This Agreement has been duly executed and delivered by the Borrower and constitutes a valid and binding agreement of the Borrower and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

SECTION 4.04. Financial Information. (a) The Borrower has heretofore furnished to the Agent, for distribution to each of the Lenders, the audited consolidated balance sheet of the Borrower as of December 31, 2014 and the consolidated balance sheet of the Borrower as of March 31, 2015, and related consolidated statements of cash flows, income and retained earnings of the Borrower for the twelve-month and three-month periods, respectively, then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited financial statements). Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower as of such date and for such period, in accordance with GAAP.

(b) All pro forma financial statements delivered by the Borrower to the Arrangers, the Agent or the Lenders in connection with the Transactions (i) have been prepared by the Borrower in good faith, based on the assumptions believed by the Borrower on the date hereof to be reasonable and (ii) present fairly, in all material respects, the pro forma consolidated financial condition and the pro forma consolidated results of operations of the Borrower as of and for the dates and periods to which they relate as if the Transactions had occurred at the beginnings of such periods.

(c) The projected financial statements delivered by the Borrower to the Arrangers and the Agent in connection with the Transactions have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time such projected financial statements were delivered (it being understood that Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that Projections will be realized).

(d) Since December 31, 2014, there has not been nor is there reasonably likely to be any material adverse change in the business, assets, operations or condition (financial or otherwise) of the Borrower and its Consolidated Subsidiaries, taken as a whole; provided that the charges and other information disclosed in the Disclosure Documents and the Acquired Company’s Disclosure Documents shall be deemed not to constitute any such material adverse change.

SECTION 4.05. Litigation. Except as disclosed in the Disclosure Documents and the Acquired Company’s Disclosure Documents, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower, threatened against or affecting, the Borrower or its Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official, whether in connection with the Transactions or otherwise, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries taken as a whole or which in any manner draws into question the validity of this Agreement.

SECTION 4.06. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is not in violation of the presently applicable provisions of ERISA and the Internal Revenue Code where such violation would have a material adverse effect on the financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, and has not incurred any material liability to the PBGC or a Plan under Title IV of ERISA; provided that this Section 4.06 applies to the members of the ERISA Group only in their capacity as employers and not in any other capacity (such as fiduciaries or service providers to Plans for the benefit of employers of others).

SECTION 4.07. Compliance with Laws and Agreements. Each of the Borrower and its Consolidated Subsidiaries has complied in all material respects with all applicable laws and material agreements binding upon it, except where any failure to comply therewith would not individually or collectively have a material adverse effect on the Borrower’s ability to perform its obligations hereunder, and except where necessity of compliance therewith is being contested in good faith by appropriate proceedings; provided, however, that the sole representation and warranty with respect to compliance with ERISA is limited to Section 4.06.

SECTION 4.08. Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.09. Full Disclosure. None of the Disclosure Documents or any other information furnished in writing by or on behalf of the Borrower to the Agent or any Lender for purposes of or in connection with this Agreement (in each case taken as a whole with all other information so furnished) contained, as of the time it was furnished, any material misstatement of fact or omitted as of such time to state any material fact necessary to make the statements therein taken as a whole not materially misleading in the light of the circumstances under which they were made; provided that with respect to information consisting of statements, estimates, projections and other forward looking information (collectively, the “Projections”), the Borrower represents only that such information has been prepared in good faith based upon assumptions believed in good faith by the Borrower to be reasonable at the time of preparation thereof (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the Projections will be realized); provided further that, with respect to any such information relating to the Acquired Business, the representations set forth in this Section are made to the best of the Borrower’s knowledge.

SECTION 4.10. Taxes. The Borrower has filed or caused to be filed all United States Federal income tax returns and all other material tax returns required to be filed by it and has paid or caused to be paid all material taxes required to have been paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 4.11. Federal Reserve Regulations. Neither the Borrower nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the meaning of Regulation U. Not more than 25% of the value of the assets subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by margin stock (as defined in Regulation U).

SECTION 4.12. Solvency. Immediately after giving effect to the Merger on the Closing Date, (a) the fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, will be greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on their debts, on a consolidated basis, as they become absolute and matured, (c) the capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their collective businesses, taken as a whole, as now conducted and as proposed to be conducted immediately following the Closing Date, and (d) the Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, on or immediately following the Closing Date, debts, including current obligations, beyond their ability to pay such debts as they become absolute and matured. For the purposes of this Section 4.12, (i) the amount of any contingent liability at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability and (ii) it is assumed that the Indebtedness and the other obligations incurred under and in connection with this Agreement will come due at maturity.

SECTION 4.13. Anti-Corruption Laws; Sanctions; and USA Patriot Act. The Borrower maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, the Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions, and the Borrower and the Subsidiaries are in compliance with applicable Anti-Corruption Laws and Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower, any of their respective directors or officers, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. To the extent applicable, the Borrower is in compliance, in all material respects, with the USA PATRIOT Act.

ARTICLE V

Covenants

The Borrower agrees that, so long as any Lender has any Commitment or any Loan is outstanding hereunder:

SECTION 5.01. Information. The Borrower will deliver to the Agent, for delivery by the Agent to each of the Lenders:

(a) as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower as of the end of such fiscal year and the related consolidated statements of earnings and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission and audited by KPMG LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 55 days after the end of each of the first three quarters of each fiscal year of the Borrower, its Form 10-Q as of the end of such quarter;

(c) simultaneously with the delivery of each set of financial statements referred to in Sections 5.01(a) and 5.01(b), a certificate of a Responsible Financial Officer of the Borrower (i) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto and (ii) setting forth calculations demonstrating compliance, as of the date of the most recent balance sheet included in the financial statements being furnished at such time, with the covenants set forth in Sections 5.03 and 5.04(e);

(d) within five days after any officer of the Borrower obtains knowledge of any Default (other than one resulting from a failure to perform the covenant contained in paragraph (i) of this Section 5.01), if such Default is then continuing, a certificate of a Responsible Financial Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(e) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements and reports, and proxy statements so mailed;

(f) promptly following a request therefor, any documentation or other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

(g) from time to time such additional publicly available information regarding the financial position or business of the Borrower and its Consolidated Subsidiaries as the Agent, at the request of any Lender, may reasonably request;

(h) prompt written notice after the occurrence of (i) any Reportable Event that, alone or together with any other Reportable Events that have occurred, or (ii) a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Internal Revenue Code) that, could reasonably be expected to result in liability of the Borrower to the PBGC or to a Plan in an aggregate amount exceeding $50,000,000; and

(i) promptly after Moody’s, Fitch or S&P shall have announced a change in the rating established for the Senior Unsecured Debt of the Borrower, written notice of such rating change.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered on the date on which the Borrower provides notice to the Lenders that such information has been posted on the Borrower’s website on the Internet at http://www.aetna.com or at http://www.sec.gov; provided that the Borrower shall deliver paper copies of the information referred to in this Section after the date delivery is required thereunder to any Lender which requests such delivery within five Domestic Business Days after such request.

SECTION 5.02. Conduct of Business and Maintenance of Existence and Insurance. The Borrower will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect, its respective corporate existence; provided that the foregoing shall not prohibit (i) the termination of the existence of any Material Subsidiary if the surviving entity (in the case of any such termination resulting from a merger or consolidation) or the entity to which substantially all such Material Subsidiary’s assets are transferred (in the case of any other such termination) is or becomes a Material Subsidiary or is the Borrower or (ii) any transaction involving the Borrower in accordance with Section 5.05. The Borrower will also maintain, with financially sound and reputable insurance companies, insurance (including self insurance), if reasonably available, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.03. Leverage Ratio. The Leverage Ratio as of the end of each fiscal quarter of the Borrower ending after the date hereof will not exceed 0.50 to 1.00.

SECTION 5.04. Liens. The Borrower will not, and will not permit any Consolidated Subsidiary to, create, incur, assume or permit to exist any Indebtedness secured by any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) any Indebtedness secured by a Lien on any property or asset of the Borrower or any Consolidated Subsidiary existing on the date hereof; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Consolidated Subsidiary and (ii) such Lien shall secure only the Indebtedness which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b) any Indebtedness secured by a Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Consolidated Subsidiary or existing on any property or asset of any Person that becomes a Consolidated Subsidiary after the date hereof prior to the time such Person becomes a Consolidated Subsidiary; provided that (i) such Indebtedness and Lien are not created in contemplation of or in connection with such acquisition or such Person becoming a Consolidated Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Consolidated Subsidiary and (iii) such Lien shall secure only the Indebtedness which it secures on the date of such acquisition or the date such Person becomes a Consolidated Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Indebtedness secured by purchase money security interests in property or assets or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Consolidated Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred within 180 days of such acquisition (or construction), (ii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such property or assets or improvements at the time of such acquisition (or construction) and (iii) such security interests do not apply to any other property or assets of the Borrower or any Consolidated Subsidiary;

(d) any capitalized lease obligations secured by Liens; provided that such Liens do not extend to any property of the Borrower or its Consolidated Subsidiaries other than the property subject to the relevant capital lease; and

(e) Indebtedness secured by Liens that are not otherwise permitted by any of the foregoing provisions of this Section 5.04; provided that, at the time that any such

Indebtedness is incurred or that any such Lien is granted (and after giving effect thereto), the aggregate outstanding principal amount of all Indebtedness secured by Liens permitted by this Section 5.04(e) shall not exceed 10% of the consolidated shareholders’ equity of the Borrower (i) as of December 31, 2014, until the first consolidated financial statements of the Borrower are delivered to the Agent pursuant to Section 5.01(a) or (b) and, thereafter, (ii) as of the most recent date for which a consolidated balance sheet of the Borrower has been delivered to the Agent pursuant to Section 5.01(a) or (b), determined in accordance with GAAP.

SECTION 5.05. Consolidations, Mergers and Sales of Assets. The Borrower will not consolidate or merge with or into any other corporation or convey or transfer (or permit the conveyance or transfer of) all or substantially all of the properties and assets of the Borrower and its Consolidated Subsidiaries to any other Person unless (i) the surviving or acquiring entity is a corporation organized under the laws of one of the United States, (ii) the surviving or acquiring corporation, if other than the Borrower, expressly assumes the performance of the obligations of the Borrower under this Agreement and all Notes, and (iii) immediately after giving effect to such transaction, no Default shall exist.

SECTION 5.06. Use of Proceeds. The Borrower will not use proceeds of the Loans other than to finance the payment of the cash consideration payable under the Merger Agreement upon the consummation of the Merger and to pay fees and expenses incurred in connection with the Transactions. The Borrower will not directly or, to its knowledge, indirectly, use the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws or (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, except to the extent such use is licensed by OFAC or otherwise authorized under U.S. law.

SECTION 5.07. Compliance with Laws. The Borrower will comply, and will cause its Consolidated Subsidiaries to comply, in all material respects with all applicable laws, except where any failure to comply therewith would not individually or collectively have a material adverse effect on the Borrower’s ability to perform its obligations hereunder, and except where the necessity of compliance therewith is being contested in good faith by appropriate proceedings; provided, however, that with respect to compliance with ERISA, this Section 5.07 applies to the Borrower and its Consolidated Subsidiaries only in their respective capacities as employers and not in any other capacity (such as a fiduciary or service provider to Plans for the benefit of employers of others). The Borrower will maintain in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions.

SECTION 5.08. Inspection of Property, Books and Records. The Borrower will keep proper books of record and account in which full, true and correct entries (in all material respects) in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities. The Borrower will permit representatives of any Lender at such Lender’s expense to visit and inspect the

Borrower’s financial records and properties, to examine and make extracts from its books and records and to discuss its affairs and financial condition with the Borrower’s officers and (with the participation of or prior notice to such officers) independent public accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.09. Payment of Obligations. The Borrower will, and will cause each of its Consolidated Subsidiaries to, pay its tax liabilities and other material obligations, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Consolidated Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payments could not reasonably be expected to have a material adverse effect on the Borrower’s ability to perform its obligations hereunder or on the financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole.

SECTION 5.10. Restricted Payments. The Borrower will not make any Restricted Payment, except that (a) the Borrower may pay dividends with respect to its common stock payable solely in additional common stock, (b) the Borrower may repurchase Equity Interests upon the exercise of stock options, stock appreciation rights or stock units outstanding under employee benefit plans if such Equity Interests represent a portion of the exercise price of such stock options, stock appreciation rights or stock units, (c) the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, stock options, stock appreciation rights or stock units outstanding under employee benefit plans or other securities convertible into or exchangeable for shares of common stock in the Borrower, (d) the Borrower may declare and pay regularly scheduled cash dividends with respect to its Equity Interests (and corresponding dividends or dividend equivalents paid with respect to stock units outstanding under employee benefit plans), (e) the Borrower may repurchase shares of its common stock pursuant to repurchase programs announced by the Borrower for aggregate consideration not to exceed $2,500,000,000 and (f) the Borrower may declare and pay special cash dividends with respect to its common stock in an aggregate amount not to exceed $1,000,000,000.

ARTICLE VI

Defaults

SECTION 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower shall fail to pay when due any principal on any Loan;

(b) the Borrower shall fail to pay within five Domestic Business Days of the date when due any fees or any interest on any Loan;

(c) the Borrower shall fail to observe or perform any covenant contained in Section 5.01(d), 5.03, 5.05 or 5.10;

(d) the Borrower shall fail to observe or perform, in any material respect, any covenant or agreement contained in this Agreement (other than those covered by Sections 6.01(a), 6.01(b) or 6.01(c) above) and such failure shall have continued for a period of 30 days after written notice thereof has been given to the Borrower by the Agent at the request of any Lender;

(e) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(f) the Borrower or any Consolidated Subsidiary shall fail to make any payment (whether of principal or interest) in respect of any Material Indebtedness, when and as the same shall become due and payable; or any event or condition occurs that results in any outstanding Material Indebtedness of the Borrower or any Consolidated Subsidiary becoming due prior to its scheduled maturity, or that enables or permits the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due prior to its scheduled maturity;

(g) the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or all or substantially all of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or all or substantially all of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of more than 35% of the outstanding shares of common stock of the Borrower; or at any time Continuing Directors shall not constitute a majority of the board of directors of the Borrower;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (or its equivalent in any other currency) shall be rendered against the Borrower, any Consolidated Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Consolidated Subsidiary to enforce any such judgment; or

(k) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Internal Revenue Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower to the PBGC or to a Plan in an aggregate amount exceeding $50,000,000 and, within 30 days after the reporting of any such Reportable Event to the Agent, the Agent shall have notified the Borrower in writing that (i) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of liens in an amount exceeding $25,000,000 in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans;

then (i) in any such event, if requested by the Required Lenders, the Agent shall by notice to the Borrower declare the Loans (together with accrued interest thereon) to be, and the Loans (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (ii) in the case of any of the Events of Default specified in Section 6.01(g) or 6.01(h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Lenders, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

It is understood and agreed that (x) the Agent and the Lenders shall not be permitted to take any of the foregoing actions with respect to any Default or Event of Default occurring during the period between the Effective Date and the Closing Date and (y) during the period between the Effective Date and the Closing Date, except pursuant to the preceding paragraph, the Agent and the Lenders shall not have any right to terminate any unused Commitments upon the occurrence of any Default or Event of Default; provided that the foregoing shall not alter the obligation of the Borrower to satisfy the conditions precedent to the funding of the Loans by the Lenders on the Closing Date set forth in Section 3.02.

SECTION 6.02. Notice of Default. The Agent shall give notice to the Borrower under Section 6.01(d) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

SECTION 6.03. Preservation of Certain Rights and Remedies. The parties hereto agree that the absence of a right on the part of the Agent or the Lenders (other than as expressly set forth in Section 6.01) to terminate the Commitments prior to the funding of the Loans on the Closing Date as a result of the existence of an Event of Default shall not be construed as a waiver of (a) any condition precedent to the making of the Loans set forth in Article III or (b) any right on the part of the Agent or the Lenders to accelerate the maturity of the Loans as provided in Section 6.01 or to exercise any other remedy provided for herein or available under applicable law, it being the intent of the parties hereto that all such conditions, rights and remedies remain fully available to the Agent and the Lenders.

ARTICLE VII

The Agent

SECTION 7.01. Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with all such powers as are reasonably incidental thereto.

SECTION 7.02. Agent and Affiliates. Citibank, N.A., in its capacity as a Lender, shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent, and Citibank, N.A. and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Agent hereunder.

SECTION 7.03. Action by Agent. The obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI.

SECTION 7.04. Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.05. Liability of Agent. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable to any Lender or Affiliate of a Lender for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct in performing its obligations hereunder as determined by a final and non-appealable judgment of a court of competent jurisdiction. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of this Agreement or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile transmission or similar writing) reasonably believed by it to be genuine and to be signed by the proper party or parties.

SECTION 7.06. Indemnification. To the extent the Borrower for any reason fails to indefeasibly pay any amount required under Section 9.03(a) or (b), each Lender shall, severally and ratably in accordance with its Commitment (or outstanding Loans, if the Commitments have terminated), indemnify the Agent against any such cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Agent’s gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction) that the Agent may suffer or incur in connection with this Agreement or any action taken or omitted by the Agent hereunder.

SECTION 7.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.08. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent approved by the Borrower (which approval shall not be unreasonably withheld). If no successor Agent shall have been so appointed by the Required Lenders and approved by the Borrower and shall have accepted such appointment within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least two billion dollars. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent. Notwithstanding the foregoing, in the event no successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Agent shall be discharged from its duties and obligations hereunder and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent; provided that (i) all payments required to be made hereunder to the Agent for the account of any Person other than the Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Agent shall also directly be given or made to each Lender.

SECTION 7.09. Agent’s Fees. The Borrower shall pay to the Agent, for its own account, fees in the amounts and at the times previously agreed upon between the Borrower and the Agent.

SECTION 7.10. Delegation of Duties. The Agent may perform any and all of its duties and exercise any and all of its powers, rights and remedies under this Agreement by or through any one or more sub-agents appointed by it. The Agent and any such of its sub-agents may perform any and all of its duties and exercise any and all of its powers, rights and remedies by or through their respective Affiliates. The exculpatory, indemnification and other provisions set forth in this Article VII and in Section 9.03 shall apply to any such sub-agent or Affiliate (and to their respective directors, officers, agents, or employees) as if they were named as the Agent.

SECTION 7.11. Other Agents and Arrangers. It is agreed that the “Syndication Agent,” “Documentation Agents” and “Joint Lead Arrangers and Joint Bookrunners” named on the cover page of this Agreement shall, in their capacities as such, have no duties or responsibilities under this Agreement or liability in connection with this Agreement. Neither the Agent nor any such Syndication Agent, Documentation Agent or Joint Lead Arranger and Joint Bookrunner, in its capacity as such, has or will be deemed to have any fiduciary relationship with any Lender.

ARTICLE VIII

Change in Circumstances

SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Loan the Agent determines (which determination shall be conclusive absent manifest error) that deposits in dollars (in the applicable amounts) are not generally available in the London interbank market for such period or that the London Interbank Offered Rate cannot be determined in accordance with the definition thereof, the Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Dollar Loans, to convert outstanding Base Rate Loans into Euro-Dollar Loans or to convert outstanding Euro-Dollar Loans into Euro-Dollar Loans with a different Interest Period shall be suspended, (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto, and (iii) unless the Borrower notifies the Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

SECTION 8.02. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Lender shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans, or to convert outstanding Base Rate Loans into Euro-Dollar Loans, or to convert outstanding Euro-Dollar Loans into Euro-Dollar Loans with a different Interest Period shall be suspended. Before giving any notice to the Agent pursuant to this Section 8.02, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, all Euro-Dollar Loans of such Lender then outstanding shall be converted to Base Rate Loans either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loans if such Lender may lawfully continue to maintain and fund such Loans to such day or (b) immediately if such Lender may not lawfully continue to maintain and fund such Loans to such day.

SECTION 8.03. Increased Cost and Reduced Return. (a)  If any applicable law, rule or regulation (including any treaty having the force of law), or any change in any applicable law, rule or regulation (including any treaty having the force of law), or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, made or adopted after the date hereof shall impose, modify or deem applicable any reserve, special deposit (including any compulsory loan), insurance assessment or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding, with respect to any Euro-Dollar Loan, any such requirement with respect to which such Lender is entitled to compensation during the relevant Interest Period under Section 2.14) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition, cost or expense (including any taxes, duties, levies, imposts, deductions, charges or withholdings on its Loans or participations in the foregoing, its Commitment or other obligations or its deposits, reserves or other liabilities or capital attributable thereto, but excluding (i) Taxes, as defined in Section 8.04, (ii) taxes specifically excluded from the definition of “Taxes” in Section 8.04 and (iii) taxes, duties, levies, imposts, deductions, charges and withholdings that (A) are imposed on such Lender by virtue of its inclusion in any category of  banks or financial institutions and (B) the amount of which is not a function, in whole or in part, of the amounts of loans, participations or commitments of the institutions subject thereto or of the funding thereof or the capital required to be maintained with respect thereto) and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, continuing, converting into or maintaining any Euro-Dollar Rate Loan or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount reasonably deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.  Such Lender’s notice to the Borrower and the Agent shall set forth an explanation of the foregoing in reasonable detail.

(b) If any Lender shall have determined that any applicable law, rule or regulation regarding capital adequacy or liquidity, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, made or adopted after the date hereof has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could otherwise have achieved (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), and the amount of such reduction is reasonably determined by such Lender to be material, then within 15 days of the Borrower’s receipt of written demand by such Lender (with a copy to the Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction in return. Such Lender’s notice to the Borrower and the Agent shall set forth an explanation of the foregoing in reasonable detail.

(c) Notwithstanding anything to the contrary in Sections 8.03(a) and/or 8.03(b), (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law after the date of this Agreement, whether enacted, adopted, promulgated or issued before or after the date of this Agreement.

(d) Each Lender will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof (other than any event deemed to have occurred after the date hereof solely as a result of Section 8.03(c)), which will entitle such Lender to compensation pursuant to this Section 8.03 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or expenses incurred or reductions suffered as a result of any change in law more than 120 days prior to the date that such Lender, as the case may be, notifies the Borrower of the change in law giving rise to such increased costs or expenses or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the change in law giving rise to any such increased costs or expenses or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof. A certificate of any Lender claiming compensation under Section 8.03(a) or 8.03(b) and setting forth the additional amount or amounts to be paid to it hereunder and describing the method of calculation thereof shall be conclusive if made reasonably and in good faith. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing provisions of this Section 8.03, (i) no Lender shall be entitled to request compensation under this Section 8.03 for any costs imposed on such Lender under the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III or any taxes, duties, levies, imposts, deductions, charges or withholdings unless it shall be the general policy of such Lender to seek compensation under comparable credit facilities with documentation under which it is entitled to such compensation, and (ii) no Lender shall be entitled to request compensation under this Section 8.03 in excess of the amount determined by it in good faith to represent the actual net cost, reduction in amounts received or reduction in return on capital referred to in Section 8.03(a) or 8.03(b), as the case may be, taking into account any tax or other benefits received by it in connection with such cost or reduction.

SECTION 8.04. Taxes. (a)  For purposes of this Section 8.04, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Lender, in which its Applicable Lending Office is located, (ii) in the case of each Lender, any United States Federal withholding tax imposed on such payments but only to the extent that such Lender is subject to United States Federal withholding tax at the time such Lender first becomes a party to this Agreement (except to the extent that, pursuant to this Section 8.04, amounts with respect to such Taxes were payable to such Lender's assignor immediately before such Lender became a party hereto) and (iii) any tax imposed under FATCA.

“Other Taxes” means any present or future stamp or documentary taxes and any intangible, recording or filing taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

(b) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if a withholding agent shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the withholding agent shall make such deductions, (iii) the withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the withholding agent shall furnish to the Agent, at the Agent’s address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof. Without prejudice to the rights of a Lender or Agent under Section 8.04(c), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority to the extent required by applicable law.

(c) The Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses, except to the extent attributable to the negligence or misconduct of such Lender or the Agent, as the case may be) arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date such Lender or the Agent (as the case may be) makes demand therefor.

(d) Each Lender shall severally indemnify the Agent, within 15 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Taxes and without limiting the obligation of the Borrower to do so), (ii) any taxes, duties, levies, imposts, deductions, charges or withholdings attributable to such Lender’s failure to comply with the provisions of Section 9.05(e) relating to the maintenance of a Participant Register and (iii) any taxes, duties, levies, imposts, deductions, charges or withholdings (other than Taxes, as defined in Section 8.04(a) but without giving effect to clauses (i) and (ii) of the definition of such term, and Other Taxes)) attributable to such Lender, in each case, that are payable or paid by the Agent in connection with this Agreement or any Note, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or taxes, duties, levies, imposts, deductions, charges or withholdings were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any Note or otherwise payable by the Agent to such Lender from any other source against any amount due to the Agent under this Section 8.04(d).

(e) Each Lender that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, shall provide the Borrower and the Agent with (as applicable) (i) two Internal Revenue Service (“IRS”) forms W-8 BEN or W-8 BEN-E or any successor form prescribed by the IRS, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which exempts such Lender from United States Federal withholding tax or reduces the rate of withholding tax on payments of interest and eliminates withholding tax on any fees, (ii) two IRS forms W-8ECI or any successor form prescribed by the IRS, certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States or (iii) in the case of such a Lender that is not the beneficial owner of an interest in the Loans, two IRS forms W-8IMY or any successor form prescribed by the IRS, accompanied by, from each beneficial owner (as applicable), two IRS forms W-

8ECI, W-8BEN, W-8BEN-E or W-9 (or, as applicable, any successor form prescribed by the IRS). Each Lender that is a “United States Person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, shall provide the Borrower and the Agent with two IRS forms W-9 or any successor form prescribed by the IRS, certifying that such Lender is exempt from United States Federal backup withholding. Each Lender undertakes to deliver to each of the Borrower and the Agent (A) a replacement form (or successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and (B) such amendments thereto or extensions or renewals thereof as may reasonably be required (but only so long as such Lender remains lawfully able to do so).

(f) If a payment made to a Lender under this Agreement or any Note would be subject to United States Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such other time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 8.04(f), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form pursuant to Section 8.04(e) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 8.04(c) or Section 8.04(d) with respect to Taxes imposed by the United States; provided that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(h) Each Lender will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to make any claim for indemnification in respect of Taxes or Other Taxes pursuant to this Section 8.04 (each, a “Tax Event”) and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such claim or any other amounts payable by the Borrower under this Section 8.04 and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a

Lender pursuant to this Section for any Taxes incurred more than 120 days prior to the date that such Lender notifies the Borrower of the event giving rise to such Taxes and of such Lender’s intention to claim compensation therefor; provided further that, if any change in law giving rise to such Taxes is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 8.05. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Lender to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03(a) and the Borrower shall, by at least five Euro-Dollar Business Days prior notice to such Lender through the Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Loans which would otherwise be made by such Lender as (or continued as or converted into) Euro-Dollar Loans shall instead be Base Rate Loans, and

(b) after each of its outstanding Euro-Dollar Loans has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

If such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the Borrower shall elect that the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Lenders.

SECTION 8.06. Substitution of Lender. If (i) the obligation of any Lender to make Euro-Dollar Loans has been suspended pursuant to Section 8.02, (ii) any Lender has demanded compensation under Section 8.03 or 8.04 or (iii) any Lender shall be a Defaulting Lender, the Borrower shall have the right to seek a substitute financial institution or financial institutions (“Substitute Lenders”) (which may be one or more of the Lenders) to purchase the Loans or assume the Commitment of such Lender (the “Affected Lender”) under this Agreement and, if the Borrower locates a Substitute Lender, the Affected Lender shall, upon payment to it of the purchase price agreed between it and the Substitute Lender (or, failing such agreement, a purchase price in the amount of the outstanding principal amount of its Loans and accrued interest thereon to the date of payment) plus any amount (other than principal and interest) then due to it or accrued for its account hereunder, assign all its rights and obligations under this Agreement and all of its Notes to the Substitute Lender, and the Substitute Lender shall assume such rights and obligations, whereupon the Substitute Lender shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender.

SECTION 8.07. Election to Terminate. If during any Level I Period or Level II Period (i) the obligation of any Lender to make Euro-Dollar Loans has been suspended pursuant to Section 8.02, (ii) any Lender has demanded compensation under Section 8.03 or 8.04 or (iii) any Lender is a Defaulting Lender, the Borrower may elect to terminate this Agreement as to such Lender, and in connection therewith not to borrow any Loan hereunder from such Lender or to prepay any Base Rate Loan made pursuant to Section 8.02 or 8.05 (without altering the Commitments or Loans of the remaining Lenders); provided that the Borrower (i) notifies such Lender through the Agent of such election at least two Euro-Dollar Business Days before any date fixed for such borrowing or such a prepayment, as the case may be, and (ii) repays all of such Lender’s outstanding Loans, accrued interest thereon and any other amounts then due to such Lender or accrued for its account hereunder concurrently with such termination. Upon receipt by the Agent of such notice, the Commitment of such Lender shall terminate.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Subject to Section 9.01(b), all notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender (other than Citibank, N.A.), at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. All notices from outside the United States to the Borrower shall only be given by facsimile transmission. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when such facsimile transmission is transmitted to the number determined pursuant to this Section and the appropriate answerback is received, (ii) if given by registered or certified mail, return receipt requested, when such return receipt is signed by the recipient, (iii) if given by electronic communications pursuant to Section 9.01(b), when sent in accordance with procedures approved by the Agent or (iv) if given by any other means, when delivered at the address specified in this Section, or, if such delivery does not occur on a business day in the location where received, on the next business day in such location; provided that notices to the Agent under Article II or Article VIII shall not be effective until received; provided further that if any notice, request or other communication given through means referred to in clauses (i) or (iii) of this sentence is not transmitted or sent, as the case may be, during normal business hours for the recipient, such notice, request or other communication shall be deemed effective no earlier than at the opening of business on the next business day for the recipient.

(c) Notices and other communications to the Lenders hereunder (including the delivery of information required by Section 5.01) may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d) The Borrower hereby acknowledges that the Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Information Materials”) by posting the Information Materials on

IntraLinks, SyndTrak, DebtDomain or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE INFORMATION MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE INFORMATION MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT IN CONNECTION WITH THE INFORMATION MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Affiliates have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Information Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Agent; provided, however, that in no event shall the Agent have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 9.02. No Waivers. No failure or delay by the Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time (it being the express intent of the parties hereto that the Lenders be able to exercise all rights and remedies provided for in Section 6.01 (subject to the limitations set forth therein), whether or not the absence of any Event of Default entitling them to exercise such rights and remedies was a condition precedent to the making of the Loans on the Closing Date).

SECTION 9.03. Expenses; Indemnification. (a)  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Agent, including reasonable fees and disbursements of outside counsel for the Agent (limited to one such outside counsel, in addition to local, conflicts and regulatory counsel, as appropriate and reasonably required), arising in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable and documented out-of-pocket expenses incurred by the Agent or any Lender, including reasonable fees and disbursements of outside counsel for the Agent (limited to one such outside counsel, in addition to local, conflicts and regulatory counsel, as appropriate and reasonably required), in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.

(b) The Borrower agrees to indemnify and hold each of the Agent, either Arranger, any Lender, any Affiliate of any such Person or any partner, member, director, agent, employee or controlling person or subsidiary of a controlling Person, as the case may be, of any such Person or any such Affiliate (collectively, the “Indemnified Persons”) harmless against (and, in the case of expenses, to reimburse each Indemnified Person as the same are incurred for, promptly following written demand thereof) any and all losses, claims, damages, liabilities and expenses to any Person, including the Borrower, the Acquired Business or any equityholder or Affiliate of the foregoing, and any reasonable out-of-pocket legal and other expenses, in each case arising out of any investigation, litigation, claim or proceeding in connection with or as a result of the transactions contemplated by this Agreement, the Commitment Letter or the Fee Letter referred to therein (together, the “Documents”), including any actual or proposed use of proceeds of Loans hereunder (whether or not such investigation, litigation, claim or proceeding is brought by the Borrower, the Acquired Business or any of their equityholders, Affiliates or creditors or any Indemnified Person and whether or not any Indemnified Person is otherwise a party thereto), except to the extent that (and only for so long as) such loss, claim, damage, liability or related expense (i) has been found by a judgment of the highest court of competent jurisdiction to have considered such matter to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person (or any of its controlling Persons or subsidiaries of controlling Persons or any of their or such Indemnified Person’s partners, members, directors, agents, employees or controlling Persons) in performing the services or obligations that are the subject of the Documents, or the material breach of the material agreements of such Indemnified Person set forth in one or more of the Documents or (ii) arises out of or is in connection with any claim, litigation, loss or proceeding not involving an act or omission of the Borrower or any of its Affiliates or related parties or the Acquired Business and that is brought by an Indemnified Person against another Indemnified Person (other than against any of the Arrangers, the Agent or other bookrunner in their capacities as such). If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Borrower will contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect (i) the relative economic interests of (A) the Borrower, the Acquired Business and their equityholders and Affiliates, on the one hand and (B) such Indemnified Person, on the other hand, in the matters contemplated by the Documents, and if (but only if) and to the extent the allocation provided for in the immediately preceding clause (i) is for any reason held to be unenforceable, (ii) the relative fault of (A) the Borrower, the Acquired Business and their equityholders and Affiliates, on the one hand and (B) such Indemnified Person, on the other hand, with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The Borrower’s reimbursement, indemnity and contribution obligations under this Section 9.03(b) shall be in addition to any liability or obligation that the Borrower may otherwise have, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower and such Indemnified Persons. The Borrower will not be required to indemnify the Indemnified Persons for any amount paid or payable by the Indemnified Persons in the settlement of any action, proceeding or investigation without the Borrower’s written consent (such consent not to be unreasonably withheld), but the Borrower agrees to indemnify and hold harmless each Indemnified Person from and against any loss or liability by reason of the settlement of any claim or action with the Borrower’s consent. The Borrower shall not settle any such claim or action without the prior written consent of the applicable Indemnified Persons (such consent not to be unreasonably withheld) unless such settlement provides for a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Persons. The Borrower also agrees that none of the Indemnified Persons will have any liability to the Borrower or any Person asserting claims on behalf of or in right of the Borrower in connection with or as a result of any matter referred to in the Documents, except, in the case of any such liability to the Borrower, to the extent that (and only for so long as) any losses, claims, damages, liabilities or expenses incurred by the Borrower have been found by a judgment of the highest court of competent jurisdiction to have considered such matter to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person (or any of its controlling Persons or subsidiaries of controlling Persons or any of their or such Indemnified Person’s partners, members, directors, agents, employees or controlling Persons) in performing the services or obligations that are the subject of the Documents, or the material breach of the material agreements of such Indemnified Person set forth in the Documents; provided, however, that in no event will the Borrower or any Indemnified Person have any liability for any indirect, special, consequential or punitive damages in connection with or as a result of the transactions contemplated by the Documents (it being agreed, however, that the Borrower’s indemnity and contribution obligations, as set forth in the preceding provisions of this Section 9.03(b), will apply in respect of any indirect, special, consequential or punitive damages that may be awarded against any Indemnified Person). The provisions of this Section 9.03(b) will survive any termination of, or completion of the arrangements provided for in, the Documents. Notwithstanding the foregoing, (x) the Borrower’s obligation to reimburse legal expenses shall be limited to the fees, charges and disbursements of one counsel for all Indemnified Persons (and, if reasonably necessary, one local counsel plus one specialist counsel in, respectively, any relevant jurisdiction or applicable specialty), which, if the Arrangers or the Agent or their Affiliates shall be parties or potential parties to any such action or proceeding, shall be selected by the Arrangers or the Agent, as the case may be, and, solely in the case of an actual or potential conflict of interest affecting any Indemnified Person or Indemnified Persons, of one additional counsel (and if reasonably necessary, one local counsel plus one specialist counsel in, respectively, any relevant jurisdiction or applicable specialty) for the affected Indemnified Person or Indemnified Persons and (y) to the extent that it is found by a judgment of the highest court of competent jurisdiction to have considered such matter that an Indemnified Person is not entitled to indemnification because such loss, claim, damage or liability resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person (or any of its controlling persons or subsidiaries of controlling Persons or any of their or such Indemnified Person’s partners, members, directors, agents, employees or controlling Persons) in performing the services or obligations that are the subject of the Documents, or the material breach of the material agreements of such Indemnified Person set forth in one or more of the Documents, then such Indemnified Person will refund to the Borrower any portion of the reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of such Indemnified Person which is the subject of such finding; provided, that any amount so refunded shall be returned by the Borrower if such finding is overturned by a higher court.

(c) The agreements in this Section 9.03 shall survive the termination of the Commitments and this Agreement, and the repayment, satisfaction or discharge of the Loans and all the other amounts due hereunder.

SECTION 9.04. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by each Lender directly affected thereby, (i) increase or decrease the Commitment of any Lender or subject any Lender to any additional obligation, (ii) reduce or forgive the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment or (iv) change Section 2.06(c), Section 2.06(d), Section 2.06(e) or Section 2.11(c) or any other provision requiring the ratable sharing of payments or reduction of Commitments among the Lenders; provided further that no such amendment or waiver shall, unless signed by all the Lenders, amend this Section 9.04, amend the definition of “Required Lenders” or otherwise change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section 9.04 or any other provision of this Agreement.

SECTION 9.05. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), except as contemplated by Section 5.05. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby and each Indemnitee) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees (other than to the Borrower, any of the Borrower’s Affiliates or to any natural Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment or, if the Commitments have terminated, the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender, an Approved Fund or an Affiliate of a Lender, in each case after the Closing Date, each of the Agent and the Borrower must give their prior written consent to such assignment (which consents shall not be unreasonably withheld or delayed, it being agreed that, on or prior to the Closing Date, it shall be reasonable for the Borrower to withhold consent if the proposed assignee does not have an investment grade rating), (ii) except in the case of an assignment to a Lender, an Approved Fund or an Affiliate of a Lender after the Closing Date or an assignment of the entire remaining amount of the assigning Lender’s Commitment (or, if the Commitments have terminated, the entire amount of its outstanding Loans), the amount of the Commitment (or, if the Commitments have terminated, the amount of the outstanding Loans) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Borrower and the Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except that such fee shall not be payable in the case of an assignment by a Lender to one of its Affiliates, to an Approved Fund or to another Lender), and (v) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this Section 9.05(b) following the Closing Date shall not be required if an Event of Default under Section 6.01(a), Section 6.01(b), Section 6.01(g) or Section 6.01(h) has occurred and is continuing. Subject to acceptance and recording thereof pursuant to Section 9.05(d), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 8.03, 8.04 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.05(e).

(c) The Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.05(b) and any written consent to such assignment required by Section 9.05(b), the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.05(d).

(e) Any Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities (other than to the Borrower, any of the Borrower’s Affiliates or to any natural Person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.04 that affects such Participant. Subject to Section 9.05(f), the Borrower agrees that each Participant shall be entitled to the benefits, and subject to the obligations, of Sections 2.12, 2.14, 8.03 and 8.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.05(b). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register at one of its offices in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Section 8.03 or 8.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.06. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the requirements of the USA Patriot Act. The Borrower hereby agrees to cooperate with each Lender to provide such information promptly following a request therefor from such Lender.

SECTION 9.07. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York; provided that each of (a) the interpretation of the definition of Company Material Adverse Effect and the determination of whether there shall have occurred a Company Material Adverse Effect, (b) the determination of whether the Merger has been consummated as contemplated by the Merger Agreement and (c) the determination of whether the representations and warranties made by the Acquired Company in the Merger Agreement are accurate and the determination of whether as a result of any inaccuracy thereof the Borrower has the right to terminate its obligations under the Merger Agreement or not to consummate the Merger, shall be determined in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees, to the fullest extent permitted by law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 9.07(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each of the parties hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.08. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto and, except as expressly provided in the Commitment Letter or in the Fee Letter referred to therein, supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 9.09. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.11. Confidentiality. (a) Each Lender agrees to maintain and to cause its Affiliates to maintain the confidentiality of all non-public information provided to it by the Borrower or any Subsidiary, or by the Agent on the Borrower’s or such Subsidiary’s behalf, under this Agreement, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by such Lender or its Affiliates or their respective directors, officers, employees and agents, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries so long as such source is not, to the knowledge of such Lender, prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Borrower or any of its Affiliates; provided, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any self-regulatory body, governmental body, agency or official to which such Lender or any of its Affiliates is subject or in connection with an examination of such Lender or Affiliate thereof by any such authority or body; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder; (F) to such Lender’s independent auditors, counsel, and any other professional advisors of such Lender who are advised of the confidentiality of such information; (G) to any Participant or assignee, actual or potential, or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations, provided that such Person agrees, for the benefit of the Borrower, to keep such information confidential to the same extent required of the Lenders hereunder; (H) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party with such Lender or such Affiliate; (I) to its Affiliates and its and its Affiliates’ directors, officers, employees and agents, provided that each such Affiliate, director, officer, employee or agent shall keep such information confidential to the same extent required of the Lenders hereunder; (J) to any other party to the Agreement; (K) to any rating agency when required by such rating agency in connection with rating such Lender, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrower received by such rating agency from the Agent or any Lender; (L) to market data collectors or similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration and management of the Bridge Facility; and (M) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans. Each Lender shall be responsible for any breach of this Section 9.11 by any of its Affiliates or any of its or its Affiliates’ directors, officers, employees and agents.

(b) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrower and the Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(c) The Borrower and each Lender acknowledges that, if information furnished by the Borrower pursuant to or in connection with this Agreement is being distributed by the Agent through the Platform, (i) the Agent may post any information that the Borrower has indicated as containing MNPI solely on that portion of the Platform designated for Private Side Lender Representatives and (ii) if the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement may contain MNPI, the Agent reserves the right to post such information solely on that portion of the Platform designated for Private Side Lender Representatives. With respect to any information provided by or on behalf of the Borrower, at the reasonable request of the Agent, the Borrower agrees to use commercially reasonable efforts to inform the Agent of whether or not the information provided may contain MNPI, and the Agent shall be entitled to rely on any such communication by the Borrower without liability or responsibility for the independent verification thereof.

SECTION 9.12. No Fiduciary Relationship. The Agent, the Lenders and their Affiliates may have economic interests that conflict with those of the Borrower and its Affiliates. The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent, any Lender or their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of the financing transactions contemplated hereby.

SECTION 9.13. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.14. Survival. All representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall survive the execution and delivery of this Agreement and the making of any Loans and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitments have not expired or terminated.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AETNA INC.,

by
/s/ David Buda
Name: David Buda
Title: Vice President, Finance and Treasurer

Aetna Inc.
151 Farmington Avenue, RE2T
Hartford, CT 06156
Attention : Vice President, Finance
Fax: (860) 273-1314

with a copy to:

Aetna Inc.
151 Farmington Avenue, RC6A
Hartford, CT 06156
Attention: General Counsel
Fax: (860) 273-8340

[Signature Page to Bridge Credit Agreement]

Citibank, N.A. as Lender and as Agent,

by
/s/ Maureen P. Maroney
Name: Maureen P. Maroney
Title: Vice President

[Signature Page to Bridge Credit Agreement]

SIGNATURE PAGE TO AETNA INC. CREDIT AGREEMENT

Name of Institution: UBS AG, STAMFORD BRANCH

by
/s/ Darlene Arias
Name: Darlene Arias
Title: Director

by
/s/ Denise Bushee
Name: Denise Bushee
Title: Associate Director

[Signature Page to Bridge Credit Agreement]

SIGNATURE PAGE TO AETNA INC. CREDIT AGREEMENT

BANK OF AMERICA, N.A.

by
/s/ Yinghua Zhang
Name: Yinghua Zhang
Title: Director

[Signature Page to Bridge Credit Agreement]

SIGNATURE PAGE TO AETNA INC. CREDIT AGREEMENT

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

by
/s/ Christopher Day
Name: Christopher Day
Title: Authorized Signatory

/s/ Karim Rahimtoola
Name: Karim Rahimtoola
Title: Authorized Signatory

[Signature Page to Bridge Credit Agreement]

SIGNATURE PAGE TO AETNA INC. CREDIT AGREEMENT

BARCLAYS BANK PLC

by
/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Director

[Signature Page to Bridge Credit Agreement]

SIGNATURE PAGE TO AETNA INC. CREDIT AGREEMENT

MIZUHO BANK, LTD.

by
/s/ Bertram H. Tang
Name: Bertram H. Tang
Title: Authorized Signatory

[Signature Page to Bridge Credit Agreement]

SIGNATURE PAGE TO AETNA INC. CREDIT AGREEMENT

MORGAN STANLEY SENIOR FUNDING, INC.

by
/s/ Subhalakshmi Ghosh-Kohli
Name: Subhalakshmi Ghosh-Kohli
Title: Authorized Signatory

[Signature Page to Bridge Credit Agreement]

SIGNATURE PAGE TO AETNA INC. CREDIT AGREEMENT

SUNTRUST BANK

by
/s/ Ben Cumming
Name: Ben Cumming
Title: Director

[Signature Page to Bridge Credit Agreement]

SIGNATURE PAGE TO AETNA INC. CREDIT AGREEMENT

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

by
/s/ Oscar D. Cortez
Name: O. Cortez
Title: Vice President

[Signature Page to Bridge Credit Agreement]

SIGNATURE PAGE TO AETNA INC. CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION

by
/s/ Michael West
Name: Michael West
Title: Vice President

[Signature Page to Bridge Credit Agreement]

SIGNATURE PAGE TO AETNA INC. CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION

by
/s/ Beth McGinnis
Name: Beth McGinnis
Title: Managing Director

[Signature Page to Bridge Credit Agreement]

SIGNATURE PAGE TO AETNA INC. CREDIT AGREEMENT

PNC BANK, N.A.

by
/s/ Morey Wade
Name: Morey Wade
Title: Vice President

[Signature Page to Bridge Credit Agreement]

SIGNATURE PAGE TO AETNA INC. CREDIT AGREEMENT

HSBC BANK USA, NATIONAL ASSOCIATION

by
/s/ Jody Feldman
Name: Jody Feldman
Title: Director

[Signature Page to Bridge Credit Agreement]

SIGNATURE PAGE TO AETNA INC. CREDIT AGREEMENT

THE BANK OF NEW YORK MELLON

by
/s/ Clifford A. Mull
Name: Clifford A. Mull
Title: First Vice President

[Signature Page to Bridge Credit Agreement]

SIGNATURE PAGE TO AETNA INC. CREDIT AGREEMENT

FIFTH THIRD BANK

by
/s/ Joshua N. Livingston
Name: Joshua N. Livingston
Title: Duly Authorized Signatory

[Signature Page to Bridge Credit Agreement]

Schedule 2.01

Commitments

Lender	Commitment
Citibank, N.A.	$2,600,000,000
UBS AG, Stamford Branch	$2,600,000,000
Bank of America, N.A.	$1,040,000,000
Credit Suisse AG, Cayman Islands Branch	$1,040,000,000
Barclays Bank PLC	$650,000,000
Mizuho Bank, Ltd.	$650,000,000
Morgan Stanley Senior Funding, Inc.	$650,000,000
SunTrust Bank	$650,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$650,000,000
U.S. Bank National Association	$650,000,000
Wells Fargo Bank, National Association	$650,000,000
PNC Bank, N.A.	$365,000,000
HSBC Bank USA, National Association	$292,500,000
The Bank of New York Mellon	$292,500,000
Fifth Third Bank	$220,000,000
Total:	$13,000,000,000